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                                                                     EXHIBIT 4.4

                             STOCKHOLDERS' AGREEMENT

         THIS STOCKHOLDERS' AGREEMENT ("Agreement") is made and entered into this 11th day of June, 1999, by and among Jerry Moyes ("Moyes") and R. Kent Chapman ("Chapman"), Dick Slater ("Slater"), Mark Fabritz ("Fabritz"), and Larry Rockwell ("Rockwell") (each of Chapman, Slater, Fabritz, and Rockwell being individually a "Minority Stockholder" and collectively, the "Minority Stockholders").

                                    RECITALS

         I. Moyes and the Minority Stockholders hold all of the issued and outstanding stock of Jaguar Fast Freight, Inc. ("Jaguar"), an Arizona trucking company.

         II. Moyes is the majority stockholder of Central Freight Lines, Inc. ("Central"), a Texas trucking company.

         III. As a result of the Agreement and Plan of Merger of Jaguar with and into Central as of the same date first above written (the "Merger Agreement"), the Minority Stockholders will become minority stockholders of Central.

         IV. It is the desire of the Minority Stockholders that Moyes provide assurances that the Minority Stockholders shall receive certain value for Central shares issued to the Minority Stockholders as merger and noncompetition consideration and Moyes is prepared to provide such assurances through this Agreement.

         V. All capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals, the parties hereto agree as follows:

         1. Put on Central's Common Stock. Each Minority Stockholder shall have the right to put all of Central's Common Stock received in the Merger and held by the Minority Stockholders to Moyes for $10.00 per share. Such put is exercisable beginning on the date two years after Closing and expires if not exercised prior to the ninetieth (90th) day after the second anniversary of the Closing. The put is not exercisable if Central's Common Stock (adjusted for any merger, reorganization, recapitalization, stock split, stock dividends, or the like) or the common stock of an entity for which Central's Common Stock has been exchanged has traded above $10 per share for more than five consecutive trading days during the second year after Closing. The Minority Stockholders shall convey any shares of Central's Common Stock transferred hereunder free and clear of adverse claims.

         2. Put on Noncompetition Payments. Each Minority Stockholder shall have the right each year to put all shares of Central's Common Stock (or the common stock of an entity for

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which Central's Common Stock has been exchanged) issued that year pursuant to
Section 6.05(f) of the Merger Agreement to Moyes for $13.50 per share. Such put shall be exercisable if, during a 90-day measurement period following each annual issuance, Central's Common Stock (adjusted for any merger, reorganization, recapitalization, stock split, stock dividends, or the like) or the common stock of an entity for which Central's Common Stock has been exchanged has not traded over $13.50 per share. Such put expires thirty (30) days after the end of each 90-day measurement period. The Minority Stockholders shall convey any shares of Central's Common Stock transferred hereunder free and clear of adverse claims.

         3. Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of all of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and permitted assigns of any party hereto.

         4. Waiver. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

         5. Notices. Any notice, request, demand, waiver, consent, approval, or other communication that is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally, or sent by certified mail, postage prepaid, or sent by facsimile telecopier as follows:

               If to Moyes:                    If to one or more of the Minority
                                               Stockholders:

               Mr. Jerry Moyes                 Mr. R. Kent Chapman
               2200 S. 75th Avenue             1241 N. Allen
               Phoenix, AZ 85031               Mesa, AZ 85203
               Telecopier: 602-907-7503        Telecopier: 602-233-0170

               With a copy to:

               Earl H. Scudder, Esquire        Mr. Mark Fabritz
               Scudder Law Firm, P.C.          7400 W. Arrowhead
               411 S. 13th Street, Ste 200     Clubhouse Drive #1045
               Lincoln, NE 68508               Glendale, AZ 85308
               Telecopier: 402-435-4333        Telecopier: 602-233-0170

                                               Mr. Dick Slater
                                               5218 W. Tonopah Drive
                                               Glendale, AZ 85308
                                               Telecopier: 602-233-0170

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                                               Mr. Larry Rockwell
                                               1315 E. Wagoner
                                               Phoenix, AZ 85022
                                               Telecopier: 602-233-0170

                                               With a copy to:

                                               Charles T. Stegall, Esquire
                                               Stegall Katz & Whitaker
                                               531 East Thomas Rd., Ste 102
                                               Phoenix, AZ 85012-3239
                                               Telecopier: 602-285-1486

or to such other address as the addressee may have specified in a notice duly given as provided herein. Such notice or communication shall be deemed given as of the date sent.

         6. Cooperation. Subject to the terms and conditions herein provided, the parties hereto shall use their best efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper, or advisable under the provisions of this Agreement and under applicable law to consummate and make effective the purposes of this Agreement.

         7. Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Arizona, without giving effect to the conflict of law provisions thereof.

         8. Merger. This Agreement constitutes the entire agreement among the parties with respect to the subject matter described herein and the Minority Stockholders acknowledge and agree that in entering this Agreement, the Minority Stockholders did not rely on any representations or warranties other than those set forth herein. This Agreement supersedes all prior and contemporaneous agreements, representations, writings, discussions, and understandings of the parties.

         9. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.

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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement on the date first above written.

/s/ Jerry Moyes                                  /s/ Kent Chapman
----------------------------------------         -------------------------------
Jerry Moyes                                      R. Kent Chapman

/s/ Mark Fabritz                                 /s/ Dick Slater
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Mark Fabritz                                     Dick Slater

/s/ Larry Rockwell
----------------------------------------
Larry Rockwell

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